Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

	Media Contact:	Lauren C. Steele
VP Corporate Affairs
704-557-4551

	Investor Contact:	Steven D. Westphal
Senior VP-CFO
704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
August 3, 2005	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter 2005 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $11.5 million or $1.27 per share for the second quarter of 2005. In the second quarter of 2004, the Company earned $10.6 million or $1.17 per share. The Company’s net income in the second quarter of 2005 reflects the favorable impact of $3.7 million after-tax or $.41 per share related to proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing costs of $.7 million after-tax or $.08 per share associated with a debt exchange offer which was completed in June. In the second quarter of 2004, the Company’s results reflected a one-time unfavorable non-cash impact of approximately $1.0 million after-tax or $.11 per share due to a change in the manner in which The Coca-Cola Company delivers marketing funding support.

The Company’s total net sales grew by 7.2% or $24.1 million in the second quarter of 2005 reflecting an increase in bottle/can volume of approximately 1.5%, an increase in average revenue per case of approximately 2% and an increase in contract sales to other bottlers of approximately $14 million. The significant growth in contract sales was primarily related to the production and sale of Full Throttle, a new energy product of The Coca-Cola Company.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial results in the second quarter were in line with our expectations given the unprecedented increase in packaging costs and fuel costs we have experienced in 2005. Packaging costs are up more than 10% and fuel costs have increased more than 20% in the first half of 2005 compared to the first half of 2004. As we indicated earlier in 2005, we have continued our normal practice of increasing net selling prices in line with overall inflationary trends. We believe this is the appropriate action for the health of our long-term business despite the near-term impact on gross margin. We anticipate certain packaging costs will decline from their current level over the next 6-12 months.”

William B. Elmore, President and COO, said, “Since we made the decision not to completely pass through the extraordinary increase in raw material costs to our customers, our gross margin has suffered. Given past performance and future expectations, we believe this decision to be sound. Our year to date results confirm this longer view approach. Our bottle/can volume and net pricing are both up roughly 2% and operating expenses are up less than 3%. In a normalized cost environment, this combination of outcomes would have driven a strong overall financial result. In addition, we are pleased with the initial sales results for three new products from The Coca-Cola Company which were introduced late in the second quarter. The new products, Coca-Cola Zero, Vault and Dasani flavors, should provide positive sales volume impact in the important diet cola, citrus and bottled water product categories. For the past several years, product innovation has been critical to driving sales volume growth and we are excited about the future impact of these new products on our overall product portfolio. In addition to these new products, the Company has begun distribution of energy products. While the Company’s energy products, which include Full Throttle and RockStar, represented only 0.5% of total bottle/can volume during the second quarter of 2005, these products generated almost 1% of the Company’s bottle/can gross margin during this time and continue to grow at an accelerated rate.” Mr. Elmore also said, “The Company continues to focus on minimizing the growth in operating expenses to partially offset the increases in packaging and fuel costs, and we are investing significant operating resources to materially improve our efficiencies in the future.”

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about: our expectations regarding certain cost increases subsiding in the next 6-12 months; our business benefiting in the long-term from accepting narrower gross margins this year; the effects of new product introductions on sales volume; investing significant operating resources to materially improve our efficiencies in the future; and our focus on minimizing growth in operating expenses.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2005	2004	2005	2004
Net sales	$357,780	$333,711	$664,037	$616,438
Cost of sales*	191,228	173,026	357,543	315,236

Gross margin	166,552	160,685	306,494	301,202
Selling, delivery and administrative expenses*	115,242	111,924	224,353	218,494
Depreciation expense	16,970	17,661	34,166	35,313
Amortization of intangibles	157	795	566	1,590

Income from operations	34,183	30,305	47,409	45,805

Interest expense	12,893	10,676	24,391	20,984
Minority interest	1,441	1,651	1,961	2,098

Income before income taxes	19,849	17,978	21,057	22,723
Income taxes	8,330	7,355	8,819	9,305

Net income	$11,519	$10,623	$12,238	$13,418

Basic net income per share	$1.27	$1.17	$1.35	$1.48

Diluted net income per share	$1.27	$1.17	$1.35	$1.48

Weighted average number of common shares outstanding	9,083	9,063	9,083	9,063
Weighted average number of common shares outstanding – assuming dilution	9,083	9,063	9,083	9,063

*	Excludes depreciation expense.